Grant No.:
CHINA HYDROELECTRIC CORPORATION
2008 SHARE INCENTIVE PLAN
Nonstatutory Share Option Notice
For non-US Employees (China)
     This Notice evidences the award of nonstatutory share options (each, an “Option” or collectively, the “Options”) that have been granted to you, [NAME], subject to and conditioned upon your agreement to the terms of the attached Nonstatutory Share Option Agreement (the “Agreement”). The Options entitle you to purchase Ordinary Shares, par value $0.001 per share (“Ordinary Shares”), of China Hydroelectric Corporation, a Cayman Islands exempted company (the “Company”), under the CHINA HYDROELECTRIC CORPORATION 2008 Share Incentive Plan (the “Plan”). The number of Ordinary Shares you may purchase and the exercise price at which you may purchase them are specified below. This Notice constitutes part of and is subject to the terms and provisions of the Agreement and the Plan, which are incorporated by reference herein.
Grant Date: [GRANT DATE]
Number of Shares: [NUMBER]
Exercise Price: [PRICE] per share
Expiration Date: The Options expire at 5:00 p.m. Eastern Time on the last business day coincident with or prior to the 5th anniversary of the Grant Date (the “Expiration Date”), unless fully exercised or terminated earlier.
Exercisability Schedule: Subject to the terms and conditions described in the Agreement, the Options become exercisable in accordance with the schedule below:
The extent to which the Options are exercisable as of a particular date is rounded down to the nearest whole share. However, exercisability is rounded up to 100% on the [     anniversary] of the Grant Date.

CHINA HYDROELECTRIC CORPORATION

By:

Date:

I acknowledge that I have carefully read the attached Agreement and the Plan and agree to be bound by all of the provisions set forth in these documents.

Enclosures:	Nonstatutory Share Option Agreement	OPTIONEE
China Hydroelectric Corporation
2008 Share Incentive Plan
Share Restriction Agreement
Exercise Form

Date:

Grant No.:
Nonstatutory Share Option Agreement
Under The
CHINA HYDROELECTRIC CORPORATION 2008 Share Incentive Plan
     1. Terminology. Capitalized terms used in this Agreement are defined in the correlating Share Option Notice and/or the Glossary at the end of the Agreement.
     2. Exercise of Options.
          (a) Exercisability. The Options will become exercisable in accordance with the Exercisability Schedule set forth in the Share Option Notice, so long as you are in the Service of the Company from the Grant Date through the applicable exercisability dates. None of the Options will become exercisable after your Service with the Company ceases, unless the Share Option Notice provides otherwise with respect to exercisability that arises as a result of your cessation of Service.
          (b) Right to Exercise. You may exercise the Options, to the extent exercisable, at any time on or before 5:00 p.m. Eastern Time on the Expiration Date or the earlier termination of the Options, unless otherwise provided under applicable law. Section 3 below describes certain limitations on exercise of the Options that apply in the event of your death, Total and Permanent Disability, or termination of Service. The Options may be exercised only in multiples of whole Shares and may not be exercised at any one time as to fewer than one hundred Shares (or such lesser number of Shares as to which the Options are then exercisable). No fractional Shares will be issued under the Options. No shares shall be issued pursuant to the exercise of the Share Option unless the issuance and exercise, including the form of consideration used to pay the exercise price, comply with the applicable PRC Laws. At the Company’s sole discretion, the Share Option and any shares or cash acquired pursuant hereto, can be held by the Administrator under the Escrow Provisions (attached hereto as Exhibit B) until all requirements under the applicable PRC Laws are satisfied. You agree to make all appropriate arrangements with the Company for the satisfaction of all such requirements, including without limitation, appointing the Company as your agent to register on your behalf your option agreements as well as any other related agreements with the proper authority as required by the State Administration of Foreign Exchange of the People’s Republic of China.
          (c) Exercise Procedure. In order to exercise the Options, you must provide the following items to the Secretary of the Company or his or her delegate before the expiration or termination of the Options:
(i)	notice, in such manner and form as the Administrator may require from time to time, specifying the number of Shares to be purchased under the Options; and

(ii)	full payment of the Exercise Price for the Shares or properly executed, irrevocable instructions, in such manner and form as the Administrator may require from time to time, to effectuate a broker-assisted cashless exercise, each in accordance with Section 2(d) of this Agreement; and

(iii)	an executed copy of any other agreements requested by the Administrator pursuant to Section 2(e) of this Agreement.

An exercise will not be effective until the Secretary of the Company or his or her delegate receives all of the foregoing items, and such exercise otherwise is permitted under and complies with all applicable federal, state and foreign securities laws. In addition, the Company, at its sole discretion, may elect to defer the exercise date for up to ninety (90) days in order to comply with any filing requirements under the applicable PRC Laws in connection with your contemplated exercise.
          (d) Method of Payment. You may pay the Exercise Price by:
(i)	delivery of cash, certified or cashier’s check, money order or other cash equivalent acceptable to the Administrator in its discretion;

(ii)	a broker-assisted cashless exercise in accordance with Regulation T of the Board of Governors of the Federal Reserve System through a brokerage firm approved by the Administrator;

(iii)	subject to such limits as the Administrator may impose from time to time, tender (via actual delivery or attestation) to the Company of other Ordinary Shares of the Company which have a Fair Market Value on the date of tender equal to the Exercise Price, provided that tender of such shares will not result in the Company having to record a charge to earnings under United States generally accepted accounting principles then applicable to the Company;

(iv)	any other method approved by the Administrator; or

(v)	any combination of the foregoing.
          (e) Agreement to Execute Other Agreements. You agree to execute, as a condition precedent to the exercise of the Options and at any time thereafter as may reasonably be requested by the Administrator, a Share Restriction Agreement substantially in the form, and containing the terms and provisions, of the Share Restriction Agreement attached hereto as Exhibit A, with respect to any shares you acquire pursuant to this Agreement; provided, however, that execution of the Share Restriction Agreement will not be required upon any exercise that occurs after the closing of the first public offering of Ordinary Shares of the Company that is effected pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission under the Securities Act of 1933 or, if later, the expiration of any market stand-off agreement that applies to other shareholders of the Company respecting such public offering of Ordinary Shares.
(f) Issuance of Shares upon Exercise. As soon as practicable after exercise of the Options, and after all applicable requirements under the PRC Laws are met, the Company will deliver a share certificate to you, or deliver Shares electronically or in certificate form to your designated broker on your behalf, for the Shares issued upon exercise. Any share certificates delivered will, unless the Shares are registered or an exemption from registration is available under applicable federal and state law, bear a legend restricting transferability of such Shares and referencing any applicable Share Restriction Agreement. You shall be responsible for obtaining any governmental or other official consent that may be required by any country or jurisdiction in order to permit the grant of an Award or exercise of any such Award. Neither the Company nor any Affiliate shall be responsible for any failure to obtain such consent or for any tax or other liability to which you become subject to as a result of you participation in the Plan.

     3. Termination of Service.
          (a) Termination of Unexercisable Options. If your Service with the Company ceases for any reason, the Options that are then unexercisable will terminate immediately upon such cessation.
          (b) Exercise Period Following Termination of Service. If your Service with the Company ceases for any reason other than discharge for Cause, the Options that are then exercisable will terminate upon the earliest of:
     (i) the expiration of 30 days following such cessation, if your Service ceases on account of (1) your termination by the Company other than a discharge for Cause, or (2) your voluntary termination other than for Total and Permanent Disability or death;
     (ii) the expiration of 12 months following such cessation, if your Service ceases on account of your Total and Permanent Disability or death;
     (iii) the expiration of 12 months following your death, if your death occurs during the periods described in clauses (i) or (ii) of this Section 3(b), as applicable; or
     (iv) the Expiration Date.
In the event of your death, the exercisable Options may be exercised by your executor, personal representative, or the person(s) to whom the Options are transferred by will or the laws of descent and distribution.
          (c) Misconduct. The Options will terminate in their entirety, regardless of whether the Options are then exercisable, immediately upon your discharge from Service for Cause, or upon your commission of any of the following acts during the exercise period following your termination of Service: (i) fraud on or misappropriation of any funds or property of the Company, or (ii) your breach of any provision of any employment, non-disclosure, non-competition, non-solicitation, assignment of inventions, or other similar agreement executed by you for the benefit of the Company, as determined by the Administrator, which determination will be conclusive.
          (d) Change in Status. In the event that your Service is with a business, trade or entity that, after the Grant Date, ceases for any reason to be part or an Affiliate of the Company, your Service will be deemed to have terminated for purposes of this Section 3 upon such cessation if your Service does not continue uninterrupted immediately thereafter with the Company or an Affiliate of the Company.
     4. Market Stand-Off Agreement. You agree that following the effective date of a registration statement of the Company filed under the Securities Act of 1933, you, for the duration specified by and to the extent requested by the Company and an underwriter of Ordinary Shares or other securities of the Company, shall not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any equity securities of the Company, or any securities convertible into or exchangeable or exercisable for such securities, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such securities, whether any such aforementioned transaction is to be settled by delivery of such securities or other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, in each case during the seven days prior to and the 180 days after the effectiveness of any underwritten offering of the Company’s equity securities (or such longer or shorter period as may be requested in writing by the managing underwriter and agreed to in writing by the Company) (the “Market Stand-Off Period”), except as part of such underwritten registration if otherwise permitted. In addition, you agree to execute any further letters, agreements and/or other documents requested by the Company or its underwriters that are consistent with the terms of this Section 4. The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such Market Stand-Off Period.
     5. Nontransferability of Options. These Options and, before exercise, the underlying Shares are nontransferable otherwise than by will or the laws of descent and distribution and, during your lifetime, the Options may be exercised only by you or, during the period you are under a legal disability, by your guardian or legal representative. Except as provided above, the Options and, before exercise, the underlying Shares may not be assigned, transferred, pledged, hypothecated, subjected to any “put equivalent position,” “call equivalent position” (as each preceding term is defined by Rule 16(a)-1 under the Securities Exchange Act of 1934), or short position, or disposed of in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process.
     6. Nonqualified Nature of the Options. The Options are not intended to qualify as incentive share options within the meaning of Code section 422, and this Agreement shall be so construed. You hereby acknowledge that, upon exercise of the Options, you will recognize compensation income in an amount equal to the excess of the then Fair Market Value of the Shares over the Exercise Price and must comply with the provisions of Section 7 of this Agreement with respect to any tax withholding obligations that arise as a result of such exercise.
     7. Withholding of Taxes. At the time the Options are exercised, in whole or in part, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll or any other payment of any kind due to you and otherwise agree to make adequate provision for foreign, federal, state and local taxes required by law to be withheld, if any, which arise in connection with the Options. The Company may require you to make a cash payment to cover any withholding tax obligation as a condition of exercise of the Options or issuance of share certificates representing Shares. If, at any time, you become required by the PRC Laws to repatriate the proceeds you receive from any future sale of your shares, you agree to cooperate with the Company to make sure that repatriation will occur within the proscribed deadline and by ways of permitted methods.
     The Administrator may, in its sole discretion, permit you to satisfy, in whole or in part, any withholding tax obligation which may arise in connection with the Options either by electing to have the Company withhold from the Shares to be issued upon exercise that number of Shares, or by electing to deliver to the Company already-owned shares, in either case having a Fair Market Value not in excess of the amount necessary to satisfy the statutory minimum withholding amount due.
     8. Adjustments. The Administrator may make various adjustments to your Options, including adjustments to the number and type of securities subject to the Options and the Exercise Price, in accordance with the terms of the Plan.
     9. Non-Guarantee of Employment or Service Relationship. Nothing in the Plan or this Agreement will alter your at-will or other employment status or other service relationship with the Company, nor be construed as a contract of employment or service relationship between you and the Company, or as a contractual right for you to continue in the employ of, or in a service relationship with, the Company for any period of time, or as a limitation of the right of the Company to discharge you at any time with or without Cause or notice and whether or not such discharge results in the failure of any of the Options to become exercisable or any other adverse effect on your interests under the Plan.

     10. No Rights as a Shareholder. You shall not have any of the rights of a shareholder with respect to the Shares until such Shares have been issued to you upon the due exercise of the Options. No adjustment will be made for dividends or distributions or other rights for which the record date is prior to the date such Shares are issued.
     11. The Company’s Rights. The existence of the Options shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or other shares with preference ahead of or convertible into, or otherwise affecting the Ordinary Shares or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company’s assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
     12. Entire Agreement. This Agreement, together with the correlating Share Option Notice, the Share Restriction Agreement (if any), and the Plan, contain the entire agreement between you and the Company with respect to the Options. Any oral or written agreements, representations, warranties, written inducements, or other communications made prior to the execution of this Agreement with respect to the Options shall be void and ineffective for all purposes.
     13. Amendment. This Agreement may be amended from time to time by the Administrator in its discretion; provided, however, that this Agreement may not be modified in a manner that would have a materially adverse effect on the Options or Shares as determined in the discretion of the Administrator, except as provided in the Plan or in a written document signed by you and the Company.
     14. Conformity with Plan. This Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan. Any conflict between the terms of this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. In the event of any ambiguity in this Agreement or any matters as to which this Agreement is silent, the Plan shall govern. A copy of the Plan is provided to you with this Agreement.
     15. Risk and Financial Information Disclosure. For purposes of claiming an exemption from registration under Rule 12h-1(f)(1) under the Securities Exchange Act of 1934, the Company may decide to provide you with information described in Rules 701(e)(3), (4), and (5) under the Securities Act of 1933 (risk and financial information relating to the Company), every six months, with the financial statements being not more than 180 days old and with such information provided either by physical or electronic delivery or by written notice of the availability of the information on an Internet site that may be password-protected and of any password needed to access the information[; so long as you agree to execute, as a condition precedent to the provision of the information, an agreement to keep the information confidential in such manner and form as the Administrator may require from time to time]. Notwithstanding the foregoing, the Company shall have no initial or continuing obligation to provide you with the information described in this Section 15, except as otherwise required by applicable law.]
{Glossary begins on next page}

GLOSSARY
          (a) “Affiliate” has the meaning set forth in the Plan.
          (b) “Cause” has the meaning ascribed to such term or words of similar import in your written employment or service contract with the Company as in effect at the time at issue and, in the absence of such agreement or definition, means your (i) conviction of, or plea of nolo contendere to, a felony or crime involving moral turpitude; (ii) fraud on or misappropriation of any funds or property of the Company, any affiliate, customer or vendor; (iii) personal dishonesty, incompetence, willful misconduct, willful violation of any law, rule or regulation (other than minor traffic violations or similar offenses) or breach of fiduciary duty which involves personal profit; (iv) willful misconduct in connection with your duties or willful failure to perform your responsibilities in the best interests of the Company; (v) illegal use or distribution of drugs; (vi) violation of any Company rule, regulation, procedure or policy; or (vii) breach of any provision of any employment, non-disclosure, non-competition, non-solicitation or other similar agreement executed by you for the benefit of the Company, all as determined by the Administrator, which determination will be conclusive.
          (c) “Change in Control” has the meaning set forth in the Plan.
          (d) “Company” includes China Hydroelectric Corporation and its Affiliates, except where the context otherwise requires. For purposes of determining whether a Change in Control has occurred, Company shall mean only China Hydroelectric Corporation.
          (e) “Fair Market Value” of a share has the meaning set forth in the Plan.
          (f) “PRC Laws” means any applicable legal requirements of the laws of the People’s Republic of China relating to the administration of and issuance of securities under equit securities-based compensation.
          (f) “Service” means your employment or other service relationship with the Company.
          (g) “Shares” mean the Ordinary Shares underlying the Options.
          (h) “Share Option Notice” means the written notice evidencing the award of the Options that correlates with and makes up a part of this Agreement.
          (i) “Total and Permanent Disability” means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve months. The Administrator may require such proof of Total and Permanent Disability as the Administrator in its sole discretion deems appropriate and the Administrator’s good faith determination as to whether you are totally and permanently disabled will be final and binding on all parties concerned.
          (j) “You”; “Your”. “You” or “your” means the recipient of the award of Options as reflected on the Share Option Notice. Whenever the Agreement refers to “you” under circumstances where the provision should logically be construed, as determined by the Administrator, to apply to your estate, personal representative, or beneficiary to whom the Options may be transferred by will or by the laws of descent and distribution, the word “you” shall be deemed to include such person.

EXERCISE FORM
Administrator of China Hydroelectric Corporation 2008 Share Incentive Plan
c/o Office of the Corporate Secretary
China Hydroelectric Corporation
[ADDRESS OF THE COMPANY]
Gentlemen:
     I hereby exercise the Options granted to me on                                          ,           , by China Hydroelectric Corporation (the “Company”), subject to all the terms and provisions of the applicable grant agreement and of the China Hydroelectric Corporation 2008 Share Incentive Plan (the “Plan”), and notify you of my desire to purchase                       shares of Ordinary Shares of the Company at a price of $                      per share pursuant to the exercise of said Options.
     This will confirm my understanding with respect to the shares to be issued to me by reason of this exercise of the Options (the shares to be issued pursuant hereto shall be collectively referred to hereinafter as the “Shares”) as follows:
          (a) I am purchasing the Shares for my own account for investment only, and not with a view to, or for sale in connection with, any distribution of the Shares in violation of the Securities Act of 1933 (the “Securities Act”), or any rule or regulation under the Securities Act.
          (b) I understand that the Shares are being issued without registration under the Securities Act, in reliance upon one or more exemptions contained in the Securities Act, and such reliance is based in part on the above representation. I also understand that the Company is not obligated to comply with the registration requirements of the Securities Act or with the requirements for an exemption under Regulation A under the Securities Act for my benefit.
          (c) I have had such opportunity as I deemed adequate to obtain from representatives of the Company such information as is necessary to permit me to evaluate the merits and risks of my investment in the Company.
          (d) I have sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in the purchase of the Shares and to make an informed investment decision with respect to such purchase.
          (e) I can afford a complete loss of the value of the Shares and am able to bear the economic risk of holding such Shares for an indefinite period.
          (f) I understand that (i) the Shares have not been registered under the Securities Act and are “restricted securities” within the meaning of Rule 144 under the Securities Act; (ii) the Shares cannot be sold, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act or an exemption from registration is then available and, therefore, they may need to be held indefinitely; and (iii) there is now no registration statement on file with the Securities and Exchange Commission with respect to any share of the Company and the Company has no obligation or current intention to register the Shares under the Securities Act. As a condition to any transfer of the Shares, I understand that the Company may require an opinion of counsel satisfactory to the Company to the effect that such transfer does not require registration under the Securities Act or any state securities law.
          (g) I understand that the certificates for the Shares to be issued to me will bear a legend substantially as follows:

The Ordinary Shares represented by this certificate are subject to restrictions on transfer, an option to purchase and a market stand-off agreement set forth in a certain Share Restriction Agreement between the corporation and the registered owner of this certificate (or his predecessor in interest), and no transfer of such shares may be made without compliance with that Agreement. A copy of that Agreement is available for inspection at the office of the corporation upon appropriate request and without charge.
The securities represented by this share certificate have not been registered under the Securities Act of 1933 (the “Act”) or applicable state securities laws (the “State Acts”), and shall not be sold, pledged, hypothecated, donated, or otherwise transferred (whether or not for consideration) by the holder except upon the issuance to the corporation of a favorable opinion of its counsel and/or submission to the corporation of such other evidence as may be satisfactory to counsel for the corporation, to the effect that any such transfer shall not be in violation of the Act and the State Acts.
The Company will issue appropriate stop transfer instructions to its transfer agent.
          (h) I am a party to a grant agreement and a share restriction agreement with the Company, pursuant to which I have agreed to certain restrictions on the transferability of the Shares and other matters relating thereto.
Total Amount Enclosed: $

Date:

(Optionee)

Received by CHINA HYDROELECTRIC
CORPORATION on
,

By:

EXHIBIT B
ESCROW PROVISIONS
          1. Option. As set forth in the Non-statutory Share Option Agreement (the “Share Option Agreement”), to which these Escrow Provisions (the “Escrow Provisions”) are attached, you have been granted an Option under the China Hydroelectric Corporation 2008 Share Incentive Plan (the “Plan”). The Option will be held by the Company under these Escrow Provisions in an account in your name.
          2. Legal and Equitable Title. Legal and equitable title to the Option and any cash or securities acquired pursuant to the Option, will remain with you at all times, notwithstanding that such items may be held by the Company pursuant to these Escrow Provisions.
          3. Exercise of Option. You may instruct the Company to exercise the Option on your behalf at such time or times as permitted by the Share Option Agreement and the Plan.
          4. Proceeds of Exercise. Shares acquired upon exercise of your Option will be retained in Escrow under these Escrow Provisions. You may elect to keep any proceeds from the sale of such Shares (any such sale to be performed by the Company under your direction) in your account under these Escrow Provisions or to have them distributed to you in RMB. If you elect to have the proceeds distributed to you in RMB, the Company will use its reasonable efforts to effect such distribution within thirty (30) business days of the sale, pursuant to such channels as the Company reasonably determines appropriate.
          5. Powers of Company. The Company may take any and all actions, and is hereby granted such powers and discretion, as may appear necessary or proper to comply with the applicable laws of any jurisdictions and to effectuate and carry out the terms and purposes of Escrow under these Escrow Provisions, including, but not limited to, the power to exercise the Option and hold or dispose of the proceeds of such exercise in accordance with the terms of these Escrow Provisions.
          6. Limitation of Liability. The Company is not liable for any damage caused by the exercise of its discretion as authorized by these Escrow Provisions for any reason, except gross negligence or willful misconduct. The Company is not liable for honest mistakes of judgment or for losses or liabilities due to honest mistakes of judgment.
          7. Costs and Expenses of this Escrow. All costs and expenses of these Escrow Provisions will be borne by the Company.

          8. Governing Law. The Escrow under these Escrow Provisions will be administered in the State of New York, and its validity, construction and all rights hereunder, are governed by the laws of the State of New York.